Exhibit 4(a)
(TRANSLATION)
JAPAN FINANCE CORPORATION FOR
MUNICIPAL ENTERPRISES LAW
(Law No. 83 of April 27, 1957)
AMENDMENTS

April 1, 1958	Law No. 49	May 31, 1985	Law No. 44

March 17, 1959	Law No. 19	June 28, 1989	Law No. 48

March 31,1960	Law No. 45	June 14, 1993	Law No. 63

June 30, 1960	Law No. 113	June 12, 1998	Law No. 101

March 30, 1961	Law No. 17	July 16, 1999	Law No. 87

March 28, 1962	Law No. 34	December 22, 1999	Law No. 160

May 16, 1962	Law No. 140	May 31, 2000	Law No. 99

March 28, 1964	Law No. 16	March 30, 2001	Law No. 9

March 31, 1965	Law No. 20	May 31, 2002	Law No. 56

June 30, 1967	Law No. 45	June 2, 2004	Law No. 76

April 30, 1970	Law No. 34	December 1, 2004	Law No. 147

June 15, 1972	Law No. 65	July 26, 2005	Law No. 87

June 15, 1972	Law No. 66	November 7, 2005	Law No. 112

July 20, 1973	Law No. 59	June 2, 2006	Law No. 50

May 15, 1976	Law No. 20	June 14, 2006	Law No. 66

May 1, 1978	Law No. 38	June 21, 2006	Law No. 80
CONTENTS

CHAPTER I	GENERAL PROVISIONS (Articles 1-8)

CHAPTER II	OFFICERS AND EMPLOYEES (Articles 9-18)

CHAPTER III	BUSINESS (Articles 19-22)

CHAPTER IV	JAPAN FINANCE CORPORATION FOR MUNICIPAL ENTERPRISES BONDS, ETC. (Articles 23-27)

CHAPTER V	ACCOUNTS (Articles 28-34)

CHAPTER VI	SUPERVISION (Articles 35-37-2)

CHAPTER VII	AUXILIARY PROVISIONS (Articles 38, 39)

CHAPTER VIII	PENAL PROVISIONS (Articles 40, 41)

CHAPTER I       GENERAL PROVISIONS

Article 1	(Objects)
1. The object of Japan Finance Corporation for Municipal Enterprises shall be, for contributing to the sound operation of Municipal Enterprises, to finance local governments requiring stable funds of particularly low interest for Local Loans for their Municipal Enterprises, in order to thereby develop Municipal Enterprises of local governments and to contribute to the improvement of the welfare of local residents.
2. The object of Japan Finance Corporation for Municipal Enterprises shall be, in addition to the provisions of the preceding paragraph, supplementing the financing provided by ordinary financial institutions, to finance local toll-road public corporations requiring long-term funds, for the purpose of promoting the construction of local principal roads implemented by local toll-road public corporations.
3. The object of Japan Finance Corporation for Municipal Enterprises shall be, in addition to the provisions of the preceding two paragraphs, supplementing the financing provided by ordinary financial institutions, to finance local land-development public corporations requiring long-term funds, for the purpose of promoting the acquisition of land implemented by local land-development public corporations.

Article 2	(Definition of Terms)
     The following terms as used in this Law shall have the following meanings:
(1)	“Municipal Enterprises” shall mean, among the activities of local governments, those for which expenses are covered mainly by earnings derived from their operations and which are provided for in the Cabinet Order.

(2)	“Local Loans” shall mean local loans for Municipal Enterprises, which have been consented to at the consultation provided for in Article 5-3, Paragraph 1 of the Local Finance Law (Law No. 109 of 1948) or approved in accordance with the provisions of Article 5-4, Paragraph 1 or 3 of the same Law and for which Government funds are not provided.

Article 3	(Legal Personality)
     Japan Finance Corporation for Municipal Enterprises (hereinafter referred to as the “Corporation”) shall be a juridical person.

Article 4	(Business Office)
     The Corporation shall have its office in Tokyo.

Article 5	(Capital)
1. The capital of the Corporation shall be 2.4 billion (2,400,000,000) yen, all of which shall be provided by the Government from the Industrial Investment Special Account.
2. The Government may, when deemed necessary, make an additional capital contribution to the Corporation within the limit of the amount appropriated in the budget.
3. When a capital contribution specified in the immediately preceding paragraph is made by the Government, the Corporation shall increase its capital by the amount of this contribution.

Article 6	(Registration)
1. The Corporation shall register as provided for in the Cabinet Order.
2. The particulars to be registered in accordance with the provisions of the immediately preceding paragraph cannot be claimed against a third party before registration.

Article 7	(Limitation on Use of Name)
     No one other than the Corporation may use the name “Japan Finance Corporation for Municipal Enterprises” or any other similar name.

Article 8	(Application of the Civil Code)
     The provisions of Articles 44 (Juridical Person’s Capacity for Torts, etc.) and 50 (Domicile of Juridical Person) of the Civil Code (Law No. 89 of 1896) shall apply mutatis mutandis to the Corporation.
CHAPTER II       OFFICERS AND EMPLOYEES

Article 9	(Officers)
     The Corporation shall have as its officers a Governor, up to four (4) Executive Directors and an Auditor.

Article 10	(Functions and Powers of Officers)
1. The Governor shall represent the Corporation and preside over its business.
2. The Executive Directors shall represent the Corporation as provided for by the Governor, assist the Governor in managing the business of the Corporation, act on behalf of the Governor in case the Governor is prevented from discharging his/her functions and perform the functions of the Governor in case his/her position is vacant.

3. The Auditor shall audit the business of the Corporation.
4. The Auditor may, when deemed necessary, submit his/her opinions, based on the result of audit, to the Governor or the competent ministers.

Article 11	(Appointment of Officers)
1. The Governor and Auditor shall be appointed by the competent ministers.
2. The Executive Directors shall be appointed by the Governor with the approval of the competent ministers.

Article 12	(Term of Office of Officers)
1. The term of office of the officers shall be four (4) years.
2. The officers may be reappointed.
3. In case the position of an officer has become vacant, an officer shall be appointed without delay to fill the vacancy. The term of office of the officer appointed to fill the vacancy shall be the remainder of that of his/her predecessor.

Article 13	(Ineligibility of Officers)
     No one who is an employee (excluding a part-time employee) of the Government or a local government may be an officer.

Article 14	(Prohibition of Officers’ Holding Concurrent Offices)
     No officer may be an officer of an association whose object it is to carry on an economic enterprise or him/herself engage in an economic enterprise.

Article 15	(Limitation on Power of Representation)
     The Governor or Executive Directors shall have no power of representation in respect of matters in which the interest of the Corporation and their own interest conflict with each other. In such cases, the Auditor shall represent the Corporation.

Article 16	(Appointment of Employees)
     The employees of the Corporation shall be appointed by the Governor.

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Article 17	(Character of Officers and Employees as Public Service Personnel)
     The officers and employees of the Corporation shall be, in respect of the application of the provisions of the Penal Code (Law No. 45 of 1907) or any other penal provisions, regarded as personnel engaged in public service in accordance with laws and orders.

Article 18	(Standards for Retirement Allowances)
     The Corporation shall obtain the approval of the competent ministers prior to preparing the standards for retirement allowances for its officers and employees. The same shall apply to the alteration thereof.
CHAPTER III      BUSINESS

Article 19	(Scope of Business)
1. In order to attain the object specified in Article 1, Paragraph 1 hereof, the Corporation shall conduct the following business:
(1)	To provide funds for Local Loans or to subscribe for bonds issued as Local Loans;

(2)	To provide funds for short-term loans of Municipal Enterprises; or

(3)	Business incidental to the business specified in the preceding two items.
2. The Corporation may, in the case specified in Item (1) of the immediately preceding paragraph, provide funds prior to the consent specified in Article 5-3, Paragraph 1 of the Local Finance Law or the approval specified in Article 5-4, Paragraph 1 or 3 of the same Law only when there is a special need and when the consent or approval is considered certain within the limit of the amount of the Local Loans subject to the consent or approval.
3. In order to attain the object specified in Article 1, Paragraph 2 hereof, the Corporation shall provide funds required for the construction of local principal roads implemented by local toll-road public corporations, and conduct other business incidental thereto.
4. In order to attain the object specified in Article 1, Paragraph 3 hereof, the Corporation shall provide funds required for the projects which, though implemented by local land-development public corporations, are equal in substance to Municipal Enterprises and which are provided for in the Cabinet Order, and conduct other business incidental thereto.

Article 20	(Statement of Business Procedures)
1. The Corporation shall, upon the commencement of its business, prepare a Statement of Business Procedures and obtain the approval for the Statement from the competent ministers. The same shall apply to the alteration thereof.

2. The particulars to be stated in the Statement of Business Procedures specified in the immediately preceding paragraph shall be provided for in the Cabinet Order.

Article 21	(Entrustment of Business)
1. The Corporation may, in case of a special need, entrust local governments with a part of its investigation business on loans.
2. The Corporation may, with the approval of the competent ministers, entrust financial institutions with the business of making loans or collecting principal and interest payments or any other business concerning loans and collection, except, however, the decision to make loans.

Article 22	(Business Plan and Financial Program)
     The Corporation shall prepare a business plan and a financial program on a quarterly basis and set the maximum amount for the short-term borrowing as provided for in Article 30, Paragraph 1 hereof during the relevant quarter, and obtain the approval therefor from the competent ministers. The same shall apply to the alteration thereof.
CHAPTER IV      JAPAN FINANCE CORPORATION FOR
MUNICIPAL ENTERPRISES BONDS, ETC.

Article 23	(Issuance of Bonds)
1. The Corporation may issue Japan Finance Corporation for Municipal Enterprises Bonds (hereinafter referred to in this chapter and Article 30 as the “JFM Bonds”) upon the approval of the competent ministers.
2. Except for those provided for in the immediately preceding paragraph, the Corporation may issue the JFM Bonds pursuant to the Cabinet Order if it is necessary in order to deliver to those who have lost the JFM Bonds.

Article 24	(General Mortgage)
1. A holder of the JFM Bonds (except those JFM Bonds, the claims of which are secured by the loan credit entrusted pursuant to Article 26-2 hereof) shall have the right to receive repayment of his/her claim with respect to the property of the Corporation in preference to other creditors.
2. The preferential right specified in the immediately preceding paragraph shall rank next to after the general preferential rights under the Civil Code.

Article 25	(Entrustment of Issuance Business)
1. The Corporation may, entrust Japanese or foreign banks, trust companies or securities firms with the whole or a part of the business concerning the issuance of the JFM Bonds.
2. The provisions of Article 705, Paragraphs 1 and 2 and Article 709 (Rights and Duties of Bond Administrator) of the Corporation Law (Law No. 86 of 2005) shall apply mutatis mutandis to the banks, trust companies or securities firms entrusted with the business concerning the issuance of the JFM Bonds in accordance with the provision of the immediately preceding paragraph.

Article 26	(Government Guarantee)
1. Notwithstanding the provisions of Article 3 of the Law Concerning Restriction on Government Financial Aid to Juridical Persons (Law No. 24 of 1946), the Government may guarantee the obligations under the JFM Bonds issued pursuant to the provision of Article 23, Paragraph 1 hereof (except for the obligations on which the Government may enter into a guarantee agreement pursuant to the provision of Article 2 of the Law Concerning Special Measures with respect to Acceptance of Foreign Capital from International Bank for Reconstruction and Development, etc. (Law No. 51 of 1953; in the following paragraph referred to us “Law Concerning Acceptance of Foreign Capital”); the same shall apply to Paragraph 3 hereof.) within the limit of the amount appropriated with the budget.
2. Of the amount appropriated with the budget provided for in the immediately preceding paragraph, the amount with respect to the obligations under the JFM Bonds denominated in Japanese currency and issued in a foreign country may be appropriated as added up with the amount appropriated with the budget provided for in Article 2, paragraph 2 of the Law Concerning Acceptance of Foreign Capital, when it is difficult to separate those amounts from one another.
3. In addition to the provision of Paragraph 1 hereof the Government may guarantee the obligations under the JFM Bonds issued by the Corporation pursuant to Article 23, Paragraph 2 hereof.

Article 26-2	(Trust of Loan Credit to Secure the JFM Bonds)
     For the purpose of securing the obligations under the JFM Bonds (except for those guaranteed by the Government pursuant to the immediately preceding Article), the Corporation may, upon an approval of the competent ministers, entrust a part of its loan credit to a trust company or any other financial institution approved under Article 1, Paragraph 1 of the Law Concerning Finance Institutions’ Concurrent Management of Trust Business, etc. (Law No. 43 of 1943) (in Paragraph 1, Item 1 of the immediately following article referred to as the “Trust Companies, etc.”).

Article 26-3	(Trust, etc. of the Loan Credit for Fund Procurement)
1. In order to apply to resources of the fund necessary for its businesses, the Corporation may, with the approval of the competent ministers:
(1)	entrust a part of its loan credit to its Trust Companies, etc. and assign all or a part or all of the beneficiary interest therein;

(2)	assign a part of its loan credit to a special purpose company provided for in Article 2, Paragraph 3 of the Law Concerning Securitization of Assets (Law No. 105 of 1998), and/or

(3)	conduct actions pertaining to the actions specified in the above two Items.
2. Unless the aggregate amount of the fund procured by the assignment of the beneficiary interest provided for in Item 1 of the immediately preceding paragraph and the loan credit provided for in Item 2 of the immediately preceding paragraph is within the limit of the amount appropriated by the Diet every business year, the Corporation may not assign such beneficiary interest or such loan credit pursuant to the provisions of Items 1 and 2 of the immediately preceding Paragraph.

Article 26-4	(Delegation, etc. of Business from the Trustee for the Trust)
1. If the Corporation trusts or assigns its loan credit in accordance with the provisions of the immediately preceding two articles, it shall be delegated all of the collection of the principal and the interest of such loan credit and other business pertaining thereto from the trustee or the assignee.
2. The Corporation may entrust a part of the business that the Corporation has been delegated pursuant to the immediately preceding article to a financial institution approved by the competent ministers as provided for in Article 21, Paragraph 2 hereof.

Article 27	(Mandate to Cabinet Order)
     In addition to the matters provided for in Article 23 thorough the immediately preceding article, matters that are necessary for application of those articles shall be provided for in the Cabinet Order.
CHAPTER V       ACCOUNTS

Article 28	(Budget and Settlement of Accounts)
     The Law Concerning the Budget and Settlement of Accounts of Public Corporations (Law No. 99 of 1951) shall apply to the budget and settlement of accounts of the Corporation.

Article 28-2	(Fund)
1. The Corporation shall have a Fund for the Improvement of Operations of Municipal Enterprises (hereinafter referred to as the “Fund”) in order to contribute to the reduction of interest on Local Loans (which shall mean interest on funds provided in accordance with the provisions of Article 19, Paragraph 1, Item 1 hereof or Paragraph 2 of the same article; the same shall apply to Article 28-4).
2. The Corporation shall, when it receives the Contributions specified in Article 32-2 of the Local Finance Law, add them to the Fund.

Article 28-3	(Separation of Accounts)
     Accounts of the Fund shall be kept separate from the general accounts as provided for in the Cabinet Order.

Article 28-4	(Administration of the Fund)
1. The monies in the Fund shall be used for loans to local governments.
2. Earnings from the loans specified in the immediately preceding paragraph or any other employment of the Fund shall be, as provided for in the Cabinet Order, used as compensation for the costs caused by the reduction of interest on Local Loans. If there remains a surplus after the reduction of the amount used as compensation for the costs caused by the reduction of interest on Local Loans from the earnings, such surplus shall be added to the Fund.
3. The Fund shall not be disbursed. However, this shall not apply to the case where, if the earning amount specified in the immediately preceding paragraph is short of the necessary amount for compensation for the costs caused by the reduction of interest on Local Loans, the Fund is used to cover such shortage within the limit of the total of the amount added in accordance with the provisions of the immediately preceding paragraph and the amount of the Contributions provided for in Article 28-2, Paragraph 2 hereof which were contributed in the same business year as the shortage is incurred.

Article 29	(Payment into National Treasury)
1. The Corporation shall pay any profits which remain after the settlement of profits and loss in each business year to the National Treasury by May 31 of the following business year.
2. The payment into the National Treasury specified in the immediately preceding paragraph shall be the revenue of the Government in the preceding fiscal year in which the date specified in the immediately preceding paragraph falls.
3. The methods of computation of profits specified in Paragraph 1 hereof, the procedures of the payment into the National Treasury specified in the same paragraph and the accounts to which the payment belongs shall be provided for in the Cabinet Order.

Article 30	(Short-term Borrowing)
1. The Corporation may make a short-term borrowing form financial institutions specified by the Ordinances of competent ministries, within the limit of the amount equivalent to the limit amount designated in the budget for issuance of the JFM Bonds, less the aggregate amount of the JFM Bonds already issued (if such amount exceeds the maximum amount of the short-term borrowing provided for in Article 22 hereof, such maximum amount), if such short-term borrowings are necessary for management of fund-raising.
2. The short-term borrowings specified in the immediately preceding paragraph shall be repaid within the business year in which such short-term borrowing is made.
3. The Corporation shall not borrow funds except in the case specified in Paragraph 1 above.

Article 31	(Investment of Surplus Funds)
1. The Corporation shall not invest any surplus funds incurred from its business operations except by way of:
(1)	Purchase of government bonds, local government bonds, government-guaranteed bonds (which shall mean the bonds of which the redemption of principal and interest payment is guaranteed by the Government) or bonds issued by banks, the Norinchukin Bank, the Shokochukin Bank or the Federation of Credit Associations which covers all Japan;

(2)	Deposit with the Fiscal Loan Fund;

(3)	Deposit with Banks; or

(4)	Methods provided for in Ordinances of competent ministries as such shall correspond to the preceding three items.
2. Investment of surplus funds by the methods provided for in the immediately preceding paragraph shall be done safely and efficiently.

Article 32	(Delivery of Funds)
     The Corporation may, when deemed necessary for its business, deliver the necessary funds in respect of loans to the financial institutions entrusted with business in accordance with the provisions of Article 21, Paragraph 2 hereof (hereinafter referred to as the “Trustee”).

Article 33	(Accounts Books)
     The Corporation shall, as provided for by the competent ministers, keep the necessary books to present properly the nature and content of the business and the condition of the business operations and accounts.

Article 34	Deleted.
CHAPTER VI       SUPERVISION

Article 35	(Supervision)
1. The competent ministers shall supervise the Corporation.
2. The competent ministers may, when deemed necessary for the enforcement of this Law, give the Corporation such orders concerning its business as are necessary for supervision.

Article 36	(Removal of Officers)
1. The competent ministers shall remove any officer of the Corporation who comes under one of the items of Article 13 hereof.
2. The competent ministers may remove any officer of the Corporation who comes under any of the following items.
(1)	Any officer of the Corporation who has violated this Law or orders issued in accordance with the provisions of this Law;

(2)	Any officer of the Corporation who has been convicted in a criminal case;

(3)	Any officer of the Corporation who has been adjudged to be subject to the commencement of bankruptcy procedure; or

(4)	Any officer of the Corporation who is mentally or physically incompetent to perform his/her duties.

Article 37	(Report and Inspection)
1. The competent ministers may, when deemed necessary for the enforcement of this Law, have the Corporation or the Trustee submit a report or have their officials enter the office of the Corporation or that of the Trustee and inspect its condition of business or its registers, documents or other necessary materials, limited, however, in case of the Trustee, to the scope of its entrusted business.

2. The official who makes the on-the-spot inspection in accordance with the provisions of the immediately preceding paragraph shall carry a certificate of identification and present the same to the party concerned.
3. The on-the-spot inspection specified in Paragraph 1 above shall not be interpreted to be made for the purpose of a criminal investigation.

Article 37-2.	(Delegation of Authority)
1. The competent ministers may, as may be provided for by the Cabinet Order, delegate a part of the authority to make on-the-spot inspections provided for in Paragraph 1 of the immediately preceding article to the Prime Minister.
2. When the Prime Minister has made an on-the-spot inspection in accordance with the provision of Paragraph 1 of the immediately preceding article based on the delegation provided for in the immediately preceding paragraph, the Prime Minister shall promptly report to the competent ministers on the result thereof.
3. The Prime Minister shall delegate the authority delegated to him/her in accordance with the provision of Paragraph 1 above and the authority under the provision of the immediately preceding paragraph to the Commissioner of the Financial Services Agency.
4. The Commissioner of the Financial Services Agency may, as may be provided for by the Cabinet Order, delegate all or a part of the authority delegated to him/her in accordance with the provision of the immediately preceding paragraph to the Director General of a local finance bureau or a local finance branch bureau.
CHAPTER VII       AUXILIARY PROVISIONS

Article 38	(Competent Ministers, etc.)
     The competent ministers as used in this Law shall be the Minister for Internal Affairs and Communications and the Minister of Finance, and the Ordinances of competent ministries shall be those of the Ministry of Internal Affairs and Communications and those of Ministry of Finance.

Article 39	(Pension)
1. In the event that a public servant specified in Article 19 of the Pension Law (Law No. 48 of 1923) (hereinafter referred to in this article as a “public servant”) or a person who is regarded as a public servant specified in the same article of the same Law (hereinafter referred to in this article as a “person regarded as a public servant”) successively takes office as an employee of the Corporation, the phrase “who is successively in office as a public servant or a person regarded as a public servant” in Article 10, Paragraph 1 of the Supplementary Provisions of the Law for the Partial Amendment of the Pension Law (Law No. 77 of 1947; hereinafter referred to as “Law No. 77”) shall be, in applying the provisions of Article 10 of the Supplementary Provisions of Law No. 77, read as “who is successively in office as a public servant or a person regarded as a public servant or an employee of the Corporation”.
2. In the event that the provisions of Article 10 of the Supplementary Provisions of Law No. 77 are applied mutatis mutandis to the provisions of any other laws, the provisions of Paragraph 1 of the said article read as provided for in the immediately preceding paragraph shall apply mutatis mutandis.
3. In the event that a person who is actually in office as a public servant or a person regarded as a public servant at the establishment of the Corporation, successively takes office as an employee of the Corporation and further successively becomes a public servant or a person regarded as a public servant (including the case where one who is actually in office as a public servant or a person regarded as a public servant at the establishment of the Corporation is successively in office as a public servant or a person regarded as a public servant and further successively takes office as an employee of the Corporation and furthermore successively becomes a public servant or a person regarded as a public servant), the term of his/her office as an employee of the Corporation shall be, in computing the ordinary pension to be paid to such a public servant or a person regarded as a public servant, added to the term of his/her office as a public servant or a person regarded as a public servant.
4. The provisions of Paragraph 1 above (including the cases where the provisions of Article 10, Paragraph 1 of the Supplementary Provisions of Law No. 77 read as provided for in Paragraph 1 above apply mutatis mutandis in accordance with the provisions of other laws) and the immediately preceding paragraph shall not apply to the person whose term of office as a public servant or a person regarded as a public servant before his/her taking office as an employee of the Corporation reaches the shortest necessary term for the ordinary pension.
5. In applying or applying mutatis mutandis of the provisions of Article 64-2 of the Pension Law to a person to whom the provisions of Paragraph 3 above apply, his/her being employed as an employee of the Corporation shall be regarded as his/her rehiring.
6. The Corporation shall, as provided for in the Cabinet Order, pay into the National Treasury or local governments the amount to be paid as a pension to the person who was an employee of the Corporation to whom the provisions of Paragraph 1 above (including the cases where the provisions of Article 10, Paragraph 1 of the Supplementary Provisions of Law No. 77 read as provided for in Paragraph 1 above apply mutatis mutandis in accordance with the provisions of other laws) and Paragraph 3 above should apply, or his/her bereaved family.
CHAPTER XIII       PENAL PROVISIONS

Article 40	(Penal Provisions)
     An officer of the Corporation who comes under one of the following items shall be liable to a non-penal fine not exceeding 30,000 yen:
(1)	When he/she has failed to obtain the approval of the competent ministers as required by this Law;

(2)	When he/she has neglected to register in violation of the Cabinet Order specified in Article 6, Paragraph 1 hereof;

(3)	When he/she has conducted any business other than those specified in Article 19 hereof and Paragraph 9 of the Supplementary Provisions below;

(4)	When he/she has employed surplus funds in violation of the provisions of Article 31 hereof; or

(5)	When he/she has disobeyed the orders of the competent ministers specified in Article 35, Paragraph 2 hereof.
Article 41
     Anyone who uses the name “Japan Finance Corporation for Municipal Enterprises” or any other similar name in violation of the provisions of Article 7 hereof shall be liable to a non-penal fine not exceeding 10,000 yen.